Exhibit 4.1

CERTIFICATE OF DESIGNATION OF
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF
SERIES A PREFERRED STOCK OF
INTERNATIONAL STEM CELL CORPORATION

The Board of Directors of International Stem Cell Corporation (the “Company”) hereby provides for the issuance of a series of preferred stock of the Company and does hereby fix and determine the rights, preferences, privileges, restrictions and other matters related to said series of preferred stock as follows:

Section 1                       Designation and Amount.  The shares of such series shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be Five Million (5,000,000).

Section 2                       Dividends.  The Series A Preferred Stock shall not be entitled to receive any dividends whatsoever, except as follows: If the Company declares and pays any dividends on the Common Stock (other than a dividend payable in shares of Common Stock), then, in that event, holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 5(a) below (“Common Share Equivalents”) immediately prior to the record date for determining the shareholders of the Company eligible to receive such dividends.

Section 3                       Liquidation Preference.

(a)                  Preference.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of any holders of any debt of the Company, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) One Dollar ($1.00) for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) plus (ii) one percent (1%) of the Original Series A Issue Price for every full two (2) calendar months from January 1, 2008 to the date of such liquidation, dissolution or winding up of the Company.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any debt holders of the Company and the rights of any other series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b)            Remaining Assets.  Upon completion of the distribution required by subsection (a) of this Section 3 and any other distribution that may be required with respect to any other series of Preferred Stock that may from time to time come in to existence, holders of the Series A Preferred Stock shall not participate in any distribution of such remaining assets.

(c)            Mergers and Consolidations.  A merger or consolidation of the Company with any other corporation shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.

(d)            Sale or Other Transfer of All or Substantially All Assets. For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to include a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, other than to a wholly-owned subsidiary of the Company.

Section 4                 Redemption.  The Series A Preferred Stock shall not be entitled to any rights of redemption whatsoever.

Section 5                 Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)            Right to Convert.  Subject to Sections 5(b) and 5(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock (“Shares”) as is determined by dividing the Original Series A Issue Price by the Conversion Rate (defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Rate per share for shares of Series A Preferred Stock shall be Ninety-Five Cents ($0.95) and shall thereafter be subject to adjustment as set forth in Section 6 below (the “Conversion Rate”).

(b)            Minimum Conversion.  A holder of Series A Preferred Stock may not convert, at any time, less ten thousand shares of Series A Preferred Stock or all shares of Series A Preferred Stock then owned by such holder, whichever amount is less.

(c)            Mechanics of Conversion.  Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the number of shares of Series A Preferred Stock to be converted and the name or names in which the certificate or certificates for Shares are to be issued.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such holder shall be entitled as aforesaid together with a cash adjustment in respect of any fraction of a share to which the holder shall be entitled as provided in Section 5(d), and, if less than the entire number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series A Preferred Stock not so converted.  For purposes of a conversion pursuant to Section 5(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)            No Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series A Preferred Stock.  All Shares (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value per share (as determined in good faith by the Board of Directors) of the Common Stock on the date of conversion.

(e)            Automatic Conversion.  At any time (following the date on which shares of Series A Preferred Stock are first issued) that there are less than a total of two hundred thousand (200,000) shares of Series A Preferred Stock outstanding, then each remaining share of Series A Preferred Stock shall automatically be converted into such number of fully and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the then applicable Conversion Rate.  The Company will not be required to issue the certificate(s) for the shares of Common Stock issued on conversion until the certificates for the shares of Series A Preferred Stock so converted are surrendered at the office of the Company.

Section 6                 Adjustments. The Shares into which a share of Series A Preferred Stock is convertible and the Conversion Rate shall be subject to adjustment as follows:

(a)  In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution to all holders of shares of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock other securities of the Company, the number of Shares issuable upon exercise of each share of Series A Preferred Stock immediately prior thereto shall be adjusted so that the Holder of each share of Series A Preferred Stock shall be entitled to receive the kind and number of Shares or other securities of the Company which he would have owned or would have been entitled to receive after the happening of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto.  An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b)            In case the Company shall issue rights, options or warrants to all holders of its shares of Common Stock, without any charge to such holders, entitling them to subscribe for or purchase shares of Common Stock at a price per share which is lower on the date of issuance thereof than the then current market price per share of Common Stock (as defined in paragraph (f) below), the number of Shares thereafter issuable upon the conversion of each share of Series A Preferred Stock shall be determined by multiplying the number of Shares theretofore issuable upon conversion of each share of Series A Preferred Stock by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the such then current market price per share of Common Stock. Such adjustment shall become effective immediately after the date such rights, options or warrants are issued, retroactive to the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(c)            In case the Company shall distribute to all holders of its shares of Common Stock evidence of its indebtedness or assets (excluding regular and ordinary cash dividends) or rights, options or warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in paragraph (b) above), then in each case the Conversion Rate shall be adjusted to a price determined by multiplying the Conversion Rate in effect immediately prior to such distribution by a fraction, of which the numerator shall be the then current market price per share of Common Stock (as defined in paragraph (f) below) on the date of such distribution, less the then fair value (as determined in good faith by the Board of Directors of the Company) of the portion of the assets or evidence of indebtedness so distributed or of such rights, options, warrants or convertible securities applicable to one share of Common Stock, and of which the denominator shall be such then current market price per share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

(d)            No adjustment in the number of Shares issuable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Shares issuable upon the conversion of all Series A Preferred Stock then outstanding; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e)            Whenever the number of Shares issuable upon the conversion of each share of Series A Preferred Stock is adjusted, as herein provided, the Conversion Rate per share of Series A Preferred Stock payable upon conversion of each share of Series A Preferred Stock shall be adjusted (to the nearest cent) by multiplying such Conversion Rate immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares issuable upon the conversion of each share of Series A Preferred Stock immediately prior to such adjustment, and of which the denominator shall be the number of Shares so issuable immediately thereafter.

(f)            If the Company shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Issue Date”), (i) not less than two hundred fifty thousand (250,000) shares of Common Stock for a purchase price per share less than the Conversion Rate in effect immediately prior to such issuance (other than pursuant to the exercise or conversion or options, warrants or rights outstanding as of the Issue Date), or (ii) options, warrants or rights to purchase shares of Common Stock, or convertible securities convertible into or exchangeable for shares of Common Stock (such options, warrants, rights and convertible securities are hereinafter referred to collectively as “Common Stock Rights”), which Common Stock Rights are exercisable for or convertible into not less than two hundred fifty thousand (250,000) shares of Common Stock at an exercise price or conversion rate per share that is less than the Conversion Rate in effect immediately prior to such issuance, then, in either such event, the Conversion Rate shall automatically be adjusted to equal the purchase price of such shares or the exercise price or conversion rate of the Common Stock Rights, as applicable.

(g)            Whenever the number of Shares issuable upon the conversion of each share of Series A Preferred Stock or the Conversion Rate is adjusted, as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to each Holder, notice of such adjustment or adjustments setting forth the number of Shares issuable upon the conversion of each share of Series A Preferred Stock and the Conversion Rate after such adjustment, a brief statement of the facts requiring such adjustment, and the computation by which such adjustment was made.

(h)            For the purpose of this Section 6, the term “shares of Common Stock” shall mean (i) the class of stock designated as the Common Stock of the Company as of the Issue Date, or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.  In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so issuable upon conversion of each share of Series A Preferred Stock and the Conversion Rate of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions relating to the Shares contained in paragraphs (a) through (f), inclusive, above, and the provisions of Section 7 relating to the Shares shall apply.

(i)            Upon the expiration of any rights, options, warrants or conversion privileges, if any thereof shall not have been exercised, the Conversion Rate and the number of shares of Common Stock issuable upon the conversion of a share of Series A Preferred Stock shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the conversion of such rights, options, warrants or conversion rights and (B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such conversion plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion rights whether or not exercised, provided, further, that no such readjustment shall have the effect of increasing the Conversion Rate by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion rights.

(j)            In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing entity, as the case may be, shall be obligated to issue to a Holder, upon conversion thereof, the same consideration as such Holder would have owned or would have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Series A Preferred Stock been converted immediately prior to such action. If the action involves two or more transactions involving different consideration to holders of Common Stock, each Holder may elect which consideration to receive pursuant to this paragraph (j).

Section 7                 Payment of Taxes.  The issuance of a stock certificate or certificates on conversion of the Series A Preferred Stock shall be made without charge to the converting Holder for any tax in respect of the issue thereof.  The Holder shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of stock in any name other than that of the Holder.

Section 8                 Reservation of Shares; Shares to be Fully Paid.  The Company shall reserve for issuance out of its authorized but unissued shares of Common Stock, sufficient shares to provide for the conversion of the Series A Preferred Stock from time to time as shares of Series A Preferred Stock are presented for conversion.  All shares of Common Stock which may be issued upon conversion of the Series A Preferred Stock will, upon issue, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

Section 9                 Voting Rights. The holders of Series A Preferred Stock shall have no voting rights or powers except as provided in this Section 9.

(a)             Except as to matters specified in Section 9(b) below, each holder of Preferred Stock shall be entitled to vote on each matter on which holders of shares of Common Stock are entitled to vote. For such purposes, each share of Series A Preferred Stock shall represent as many votes as the number of shares of Common Stock into which it is then convertible. Except as otherwise expressly provided in this Section 9 or as required by law, the holders of shares of Series A Preferred Stock and the Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders.

(b)            Each share of Series A Preferred Stock shall be entitled to one vote on any matter relating to an adverse change in the rights of the Series A Preferred Stock or the rights of the Holders of the Series A Preferred Stock and on any matter as to which the approval of the holders of the Series A Preferred Stock as a class is required by law. Holders of Series A Preferred Stock shall vote separately as a class on any such matter. The approval of Holders of more than a majority of the then outstanding shares of Series A Preferred Stock shall be required for any amendment to the rights of the Series A Preferred Stock, including a material adverse change in the rights of the Series A Preferred Stock or the rights of the Holders of the Series A Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Jeffrey Janus, its President, on this 15 day of January, 2007.

/s/ Jeffrey Janus 01-15-08

Attest:

/s/ Ray Wood